Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP ADDS FLEXIBILTY TO

FLEET FINANCING AND RIGHT-SIZES SENIOR SECURED CREDIT FACILITY

Tulsa, Oklahoma, February 4, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that it has obtained approval from the rating agencies and the monoline insurers of its medium-term note (“MTN”) programs to eliminate the requirement that the Company maintain a specific percentage of the value of its vehicle inventory under manufacturer guaranteed repurchase or depreciation (“GDP”) programs. Under the previous terms of the MTN programs, the Company was not permitted to have more than 75 percent of the net book value of its vehicle inventory comprised of non-program, or risk, vehicles. The Company will now be able to maintain a fleet comprised of 100 percent risk vehicles, while retaining the ability to purchase GDP vehicles at its discretion to meet seasonal demand and allow flexibility in its de-fleeting cycle.

“With this amendment, the Company obtains maximum flexibility in purchasing vehicles. We will be able to make fleet purchase decisions based on the most favorable purchase economics available in a rapidly changing market place, rather than a predetermined mix of GDP and risk vehicles. Additionally, this amendment allows us the flexibility to reduce our credit exposure to the residual value guarantees provided by the vehicle manufacturers during an uncertain time in our economy,” said Scott Thompson, President and Chief Executive Officer.

The Company also announced that in conjunction with the approval of the above amendment by the enhancement letter of credit issuer under its senior secured credit facility, the Company also amended its credit facility. The Company permanently reduced the maximum outstanding enhancement letters of credit with respect to its commercial paper and MTN programs by $50 million to $148 million, and made a corresponding reduction in its revolving credit facility that permanently reduced the total revolving loan and letter of credit commitment to $290 million.

“The reduction in the revolving loan and letter of credit commitments is part of the overall process of right-sizing our business to adapt to the current economic climate. We have already taken the necessary steps to reduce our overhead costs and vehicle fleet levels to meet expected demand in 2009. This capacity reduction will further reduce the interest costs associated with maintaining unused capacity for enhancement letters of credit that exceeded the level required to support our expected fleet financing structures. These amendments are a win-win for the lenders and the Company, and we believe demonstrate our ability to work together on business issues of this nature,” said Thompson.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 7,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include the impact of persistent pricing and demand pressures, particularly in light of the current instability in the global financial markets and concerns about economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us; volatility in gasoline prices; the impact of pricing and other actions by competitors, particularly if demand continues to be soft; airline travel patterns, including further disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles and the impact of current adverse conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans; the financial performance and prospects of our principal vehicle supplier and whether recently adopted federal support for the U.S. automotive industry is successful; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market; our ability to obtain cost-effective financing as needed without unduly restricting operational flexibility, particularly if the current instability in the global financial markets is prolonged; our ability to comply with financial covenants or to obtain necessary amendments or waivers; our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures; whether counterparties under our derivative instruments will continue to perform as required; whether governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful; the effectiveness of other actions we take to manage costs and liquidity; disruptions in information and communication systems we rely on, including those relating to methods of payment; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com